UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

Current Report Pursuant Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 30, 2015

Trimedyne, Inc.

(Exact Name of Registrant as

Specified in its Charter)

Nevada	36-3094439
(State of Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

5 Holland, #223, Irvine CA 92618
(Address of Principal Executive Offices)

Registrant's Telephone Number, Including Area Code: (949) 951-3800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2015, Marvin P. Loeb, Sc.D, notified Trimedyne, Inc, (the “Company”) of his decision to resign from offices of CEO and Chairman and the Board of Directors of the Company, effective immediately. This resignation was not a result of any disagreement with the Company, its management or the Company’s Board or any matter relating to the Company’s operations, policies or practices. In addition, Dr. Loeb was elected to the office of Chief Scientific Officer of the Company without diminishing his current cash compensation.

Further, Glenn D. Yeik, current President, COO and Director of the Company, was elected to the additional office of Chairman, effective immediately and is the acting Principal Executive Officer.

Further, one additional director was appointed to the Company’s Board of Directors on January 30, 2015, effective immediately:

Alan E. Loeb, age 50, is the sole Trustee of the four Trusts established by Dr. Loeb, which together constitute the Company’s principal stockholder.

There are no arrangements or understandings between any director and any other person pursuant to which such director was selected as a director, other than the provisions of the Transaction Agreement relating to the appointment of directors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Trimedyne, Inc.

Date: February 4, 2015	By	/s/ Glenn D. Yeik
Glenn D. Yeik
Principal Executive Officer

Date: February 4, 2015	By	/s/ Jeffrey S. Rudner
Jeffrey S. Rudner
Chief Accounting Officer

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